Exhibit 99.1

CONSOL Coal Resources LP Announces Results for the Third Quarter 2020

CANONSBURG, PA - November 5, 2020 - Today, CONSOL Coal Resources LP (NYSE: CCR) (the “Partnership”) reported financial and operating results for the quarter ended September 30, 2020.

Third Quarter 2020 Highlights Include:

•	Net loss of ($5.5) million;

•	Adjusted EBITDA[1] of $9.4 million;

•	Net leverage ratio1 of 3.4x;

•	Reduced outstanding debt by $4.9 million;

•	Coal sales volume rebound to 1.1 million tons compared to 0.6 million tons in 2Q20;

•	Coal demand recovery expected to continue in 4Q20 and into 2021; and

•	Operating protocols in place for COVID-19-related response, focused on enhanced sanitization, social distancing measures and mitigating the risk of spread.

Management Comments

“After an extremely challenging second quarter of 2020, we saw steady improvement in the demand for our coal throughout the third quarter of 2020,” said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC, the general partner of the Partnership. “Our sales volumes at the Pennsylvania Mining Complex were nearly double those of the second quarter, and we expect to see further improvements in the fourth quarter of 2020 and into next year. Our domestic customers were able to reduce their inventories, as hot summer weather and higher natural gas prices led to an increase in domestic coal burn. We have also seen a steady pickup in contracting activity since the second quarter and are focused on filling out the remainder of our sales book for 2021. In the meantime, we have successfully completed several transactions to enhance our liquidity and improve our financial flexibility. We continue to prioritize limiting any discretionary spending and ensuring that our operations are optimized to take advantage of the continued improvement in the coal markets.”

“On the safety front, our Enlow Fork mine and Bailey Preparation Plant each had ZERO recordable incidents during the third quarter of 2020. Our total recordable incident rate at the PAMC for the third quarter of 2020 improved significantly by 60%, compared to the third quarter of 2019.”

Sales & Marketing

Our marketing team sold 1.1 million tons of coal during the third quarter of 2020 at an average revenue per ton sold of $40.55, compared to 1.6 million tons at an average revenue per ton sold of $46.59 in the year-ago period. The decline in sales tons for the quarter was the result of lingering effects of the unprecedented contraction in U.S. and global economic activity due to the COVID-19 pandemic. On a positive note, demand steadily improved throughout the third quarter relative to the second quarter of 2020, and we ran four of our five longwalls for the majority of the third quarter. Shipments to domestic customers rebounded from the low point in the second quarter resulting in a significant reduction in contract buyouts and deferrals in the third quarter compared to the second quarter.

On the domestic front, the U.S. Energy Information Administration (EIA) expects U.S. coal production of 525 million tons in 2020, a 26% reduction versus 2019 levels. However, due to the expectation of higher natural gas prices next year, resulting from reduced

E&P activity, the EIA estimates that coal production will rebound to 625 million tons in 2021, a 19% improvement versus 2020. The number of active U.S. gas rigs continue to trend downward. IHS Markit reports that active U.S. gas rigs stood at 74 as of October 2nd, a reduction of 70 rigs versus the same time period in 2019. We believe these factors will continue to improve coal’s competitiveness as we close out 2020 and head into 2021.

During the quarter, we were successful in securing additional coal sales contracts for 2021, bringing our contracted position to 3.3 million. We are currently in the middle of domestic RFP season, and we expect to secure meaningful volumes in the coming months. We remain fully contracted for 2020 and expect to ship all that we produce in the fourth quarter. However, given the nature of our contracts and the timing of deliveries, we could see some 2020 contracted volumes deferred. We will continue to collaborate with our customers to manage our respective contractual obligations.

On the international front, while seaborne thermal coal markets have been slower to recover than the domestic market due to reduced global LNG prices and the continued impacts of the COVID-19 pandemic, we have begun to see some positive trends there as well. Although API2 prompt month prices declined 12.4% in the third quarter of 2020 compared to the year-ago period, API2 prices increased nearly 50% as of early-October 2020 compared to the year-to-date trough marked in late-May 2020. These European coal prices are at their highest level since October 2019. Due to supply constraints, we have seen Petcoke prices from the U.S. Gulf increase by over 30% during the quarter, which is pushing buyers, specifically at cement plants across the globe, to look at alternative fuels. Additionally, LNG prices into Japan/Korea are currently at an 11-month high as of mid-October 2020. We are also starting to see a pickup in activity in India, as its economy begins to recover from COVID-19-related shutdowns.

Operations Summary

During the third quarter of 2020, we ran four of our five longwalls for the majority of the quarter after ramping up an additional longwall in early August, driven by increased demand for our coal resulting from hot summer weather, higher natural gas prices and economies reopening. As a result, our production in the third quarter of 2020 was nearly double the output of the second quarter of 2020 with the Pennsylvania Mining Complex producing 1.1 million tons, compared to 1.6 million tons in the third quarter of 2019.

Total costs during the third quarter of 2020 were $54.8 million compared to $70.4 million in the year-ago quarter. The decline in overall costs was driven by the reduction in production volume and reduced operating days, as we sought to match production with demand and limit any unnecessary spending. Average cash cost of coal sold per ton1 was $28.64 compared to $32.78 in the year-ago quarter. The improvement was primarily driven by lower mine maintenance and supply costs, contractors and purchased services costs and project expense, offset by a higher than typical number of longwall moves in the third quarter of 2020.

		Three Months Ended
		September 30, 2020	September 30, 2019
Coal Production	million tons	1.1	1.6
Coal Sales	million tons	1.1	1.6
Average Revenue per Ton Sold	per ton	$40.55	$46.59
Average Cash Cost of Coal Sold per Ton[1]	per ton	$28.64	$32.78
Average Cash Margin per Ton Sold[1]	per ton	$11.91	$13.81

Quarterly Distribution Remains Suspended

During the third quarter of 2020, CCR generated net cash provided by operating activities of $10.8 million and distributable cash flow1 of ($1.6) million after accounting for estimated capital expenditures of $8.7 million. During the quarter, our net cash provided by operating activities was impacted by lower net income. On a positive note, actual cash capital expenditures for CCR were $3.9 million in the third quarter of 2020. As a result, CCR was able to reduce outstanding debt on its affiliate loan by approximately $4.9 million. The board of directors of our general partner maintained the suspension of our cash distribution for all unitholders given the commitment to delever the balance sheet and restrictions on distributions in our credit agreement at the current leverage level.

2020 Guidance

Given the ongoing uncertainty associated with the COVID-19 pandemic-driven economic slowdown, we are working with our customers to manage their shipments and inventory levels. However, due to the difficulty in forecasting the duration of this economic slowdown, our 2020 guidance remains suspended. Nonetheless, our team remains ready for and is looking forward to eventual demand recovery.

Third Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the third quarter 2020 financial and operational results, is scheduled for November 5, 2020 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)                1-888-348-6419

Participant international dial in           1-412-902-4235

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding the Partnership. In addition, we may provide other information about the Partnership from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC), reporting our results for the quarter ended September 30, 2020. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 “adjusted EBITDA”, “distributable cash flow”, “average cash cost of coal sold per ton”, “average cash margin per ton sold” and “net leverage ratio” are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures immediately below the caption “Reconciliation of Non-GAAP Financial Measures.”

About CONSOL Coal Resources LP

CONSOL Coal Resources LP (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Zach Smith, (724) 416-8291

zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2020	2019
Total Costs	$54,843	$70,411
Freight Expense	(3,227)	(900)
Selling, General and Administrative Expenses	(2,879)	(2,840)
Interest Expense, Net	(2,520)	(1,587)
Other Costs (Non-Production)	(1,403)	(983)
Depreciation, Depletion and Amortization (Non-Production)	(897)	(519)

Cost of Coal Sold	$43,917	$63,582

Depreciation, Depletion and Amortization (Production)	(11,408)	(10,567)

Cash Cost of Coal Sold	$32,509	$53,015

We define average margin per ton sold as average revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2020	2019
Total Coal Revenue	$46,016	$75,385
Operating and Other Costs	33,912	53,998
Less: Other Costs (Non-Production)	(1,403)	(983)

Cash Cost of Coal Sold	32,509	53,015
Add: Depreciation, Depletion and Amortization	12,305	11,086
Less: Depreciation, Depletion and Amortization (Non-Production)	(897)	(519)

Cost of Coal Sold	$43,917	$63,582

Total Tons Sold	1,135	1,618
Average Revenue per Ton Sold	$40.55	$46.59
Average Cash Cost of Coal Sold per Ton	28.64	32.78
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	10.06	6.51

Average Cost of Coal Sold per Ton	$38.70	$39.29

Average Margin per Ton Sold	1.85	7.30
Add: Total Depreciation, Depletion and Amortization Costs per Ton Sold	10.06	6.51

Average Cash Margin per Ton Sold	$11.91	$13.81

We define adjusted EBITDA as (i) net (loss) income before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan (“unit-based compensation”). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net (loss) income before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities.

The following table presents a reconciliation of adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net (loss) income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (Loss) Income	$(5,529)	$6,970	$(13,219)	$36,577
Plus:
Interest Expense, Net	2,520	1,587	6,929	4,495
Depreciation, Depletion and Amortization	12,305	11,086	35,753	33,639
Unit-Based Compensation	75	344	308	1,082

Adjusted EBITDA	$9,371	$19,987	$29,771	$75,793

Less:
Cash Interest	2,255	1,832	6,579	5,522
Estimated Maintenance Capital Expenditures	8,692	8,937	25,987	26,946

Distributable Cash Flow	$(1,576)	$9,218	$(2,795)	$43,325

Net Cash Provided by Operating Activities	$10,814	$20,427	$34,130	$67,505
Plus:
Interest Expense, Net	2,520	1,587	6,929	4,495
Other, Including Working Capital	(3,963)	(2,027)	(11,288)	3,793

Adjusted EBITDA	$9,371	$19,987	$29,771	$75,793

Less:
Cash Interest	2,255	1,832	6,579	5,522
Estimated Maintenance Capital Expenditures	8,692	8,937	25,987	26,946

Distributable Cash Flow	$(1,576)	$9,218	$(2,795)	$43,325

We define net leverage ratio as the ratio of net debt to last twelve month earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, and capitalized interest.

The following table presents a reconciliation of the net leverage ratio to net income, the most directly comparable GAAP financial measure on a historical basis for the period indicated (in thousands).

Twelve Months Ended
September 30, 2020
Net Loss	$(4,245)
Plus:
Interest Expense, Net	9,038
Depreciation, Depletion and Amortization	47,921
Unit-Based Compensation	635
Non-Cash Expense, Net of Cash Payments for Legacy Employee Liabilities	1,638
Other Adjustments to Net Loss	413

EBITDA Per Affiliated Company Credit Agreement	$55,400

Borrowings under Affiliated Company Credit Agreement	$174,685
Finance Leases and Asset-Backed Financing	14,449

Total Debt	189,134
Less:
Cash on Hand	625

Net Debt Per Affiliated Company Credit Agreement	$188,509

Net Leverage Ratio (Net Debt/EBITDA)	3.4

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forwardlooking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CCR disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.